                                                               Exhibit 2.2






                               REORGANIZATION AGREEMENT





                                    BY AND BETWEEN





                             CAROLINA FIRST CORPORATION,

                                 CAROLINA FIRST BANK,

                                         AND

                                MIDLANDS NATIONAL BANK















                            Dated as of November 14, 1994

                                  TABLE OF CONTENTS


          SECTION I.  DEFINITIONS . . . . . . . . . . . . . . . . . . .   5
               1.1.  Agreement. . . . . . . . . . . . . . . . . . . . .   5
               1.2.  Articles of Merger.  . . . . . . . . . . . . . . .   5
               1.3.  CFC. . . . . . . . . . . . . . . . . . . . . . . .   5
               1.4.  CFC Common Stock.  . . . . . . . . . . . . . . . .   5
               1.5.  CFB. . . . . . . . . . . . . . . . . . . . . . . .   5
               1.7.  Confidential Information.  . . . . . . . . . . . .   5
               1.8.  Code.  . . . . . . . . . . . . . . . . . . . . . .   5
               1.9.  Merger.  . . . . . . . . . . . . . . . . . . . . .   5
               1.10. ERISA. . . . . . . . . . . . . . . . . . . . . . .   5
               1.11. Effective Time.  . . . . . . . . . . . . . . . . .   6
               1.12. FDIC.  . . . . . . . . . . . . . . . . . . . . . .   6
               1.13. Midlands Common Stock. . . . . . . . . . . . . . .   6
               1.14. OCC. . . . . . . . . . . . . . . . . . . . . . . .   6
               1.15. OTS. . . . . . . . . . . . . . . . . . . . . . . .   6
               1.16. Plan of Merger.  . . . . . . . . . . . . . . . . .   6
               1.17. Proxy Statement. . . . . . . . . . . . . . . . . .   6
               1.18. Registration Statement.  . . . . . . . . . . . . .   6
               1.19. SEC. . . . . . . . . . . . . . . . . . . . . . . .   6
               1.20. Securities Act.  . . . . . . . . . . . . . . . . .   6
               1.21. State Board. . . . . . . . . . . . . . . . . . . .   6
               1.22. Stockholder Approvals. . . . . . . . . . . . . . .   6
               1.23. Stockholders' Meeting. . . . . . . . . . . . . . .   6
               1.24. Surviving Corporation. . . . . . . . . . . . . . .   6

          SECTION II.  THE MERGER . . . . . . . . . . . . . . . . . . .   6
               2.1.  General Provisions.  . . . . . . . . . . . . . . .   6
               2.2.  The Closing. . . . . . . . . . . . . . . . . . . .   6
               2.3.  Consideration for the Merger.  . . . . . . . . . .   6
               2.4.  Approval of Midlands Stockholders. . . . . . . . .   6
               2.5.  Tax Treatment. . . . . . . . . . . . . . . . . . .   6

          SECTION III.  REPRESENTATIONS AND WARRANTIES OF MIDLANDS  . .   7
               3.1.  Organization, Good-Standing and Conduct of
                     Business. . . . . . . . . . . . . . . . . . . . .    7
               3.2.  Corporate Authority. . . . . . . . . . . . . . . .   7
               3.3.  Binding Effect.  . . . . . . . . . . . . . . . . .   7
               3.4.  Capitalization of Midlands.  . . . . . . . . . . .   7
               3.5.  Absence of Defaults. . . . . . . . . . . . . . . .   7
               3.6.  Non-Contravention and Defaults; No Liens.  . . . .   7
               3.7.  Necessary Approvals. . . . . . . . . . . . . . . .   8
               3.8.  Financial Statements.  . . . . . . . . . . . . . .   8
               3.9.  Tax Returns. . . . . . . . . . . . . . . . . . . .   8
               3.10. Undisclosed Liabilities. . . . . . . . . . . . . .   8
               3.11. Title to Properties, Encumbrances. . . . . . . . .   9
               3.12. Litigation.  . . . . . . . . . . . . . . . . . . .   9
               3.13. Reports. . . . . . . . . . . . . . . . . . . . . .   9

               3.14. Brokers. . . . . . . . . . . . . . . . . . . . . .   9
               3.15. Expenditures.  . . . . . . . . . . . . . . . . . .   9
               3.16. Insurance. . . . . . . . . . . . . . . . . . . . .   9
               3.17. Contracts and Commitments. . . . . . . . . . . . .   9
               3.18. Employee Benefit Plans . . . . . . . . . . . . . .  10
               3.19. Midlands Information.  . . . . . . . . . . . . . .  10
               3.20. Due Diligence. . . . . . . . . . . . . . . . . . .  10
               3.21. Resale of CFC Common Stock.  . . . . . . . . . . .  11

          SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB  .  11
               4.1.  Organization, Good-Standing and Conduct of
                     Business. . . . . . . . . . . . . . . . . . . . .   11
               4.2.  Corporate Authority. . . . . . . . . . . . . . . .  11
               4.3.  Binding Effect.  . . . . . . . . . . . . . . . . .  11
               4.4.  Capitalization of CFC. . . . . . . . . . . . . . .  11
               4.5.  Subsidiaries of CFC. . . . . . . . . . . . . . . .  12
               4.6.  Absence of Defaults. . . . . . . . . . . . . . . .  12
               4.7.  Non-Contravention and Defaults; No Liens.  . . . .  12
               4.8.  Necessary Approvals. . . . . . . . . . . . . . . .  12
               4.9.  Financial Statements.  . . . . . . . . . . . . . .  13
               4.10. Tax Returns. . . . . . . . . . . . . . . . . . . .  13
               4.11. Undisclosed Liabilities. . . . . . . . . . . . . .  13
               4.12. Litigation.  . . . . . . . . . . . . . . . . . . .  13
               4.13. Reports. . . . . . . . . . . . . . . . . . . . . .  13
               4.14. CFC Information. . . . . . . . . . . . . . . . . .  13
               4.15. Due Diligence. . . . . . . . . . . . . . . . . . .  14

          SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING  . . . . . .  14
               5.1.  Conduct of Midlands Pending Closing. . . . . . . .  14
               5.2.  Conduct of CFC Pending Closing.  . . . . . . . . .  15

          SECTION VI.  COVENANTS OF THE PARTIES . . . . . . . . . . . .  15
               6.1.  Access to Properties and Records.  . . . . . . . .  15
               6.2.  Regulatory Filings.  . . . . . . . . . . . . . . .  16
               6.3.  Registration Statement/Proxy Statement.  . . . . .  16
               6.4.  Affiliates' Letters. . . . . . . . . . . . . . . .  16
               6.5.  Listing of CFC Common Stock. . . . . . . . . . . .  16
               6.6.  Letters from Accountants.  . . . . . . . . . . . .  16
               6.7.  Tax Treatment/Accounting Treatment.  . . . . . . .  16
               6.8.  Expenses.  . . . . . . . . . . . . . . . . . . . .  17
               6.9.  Material Events  . . . . . . . . . . . . . . . . .  17
               6.10. Public Announcements . . . . . . . . . . . . . . .  17
               6.11. Employment Contracts . . . . . . . . . . . . . . .  17

          SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE  . . .  17
               7.1.  Performance of Acts and Representations by
                    Midlands. . . . . . . . . . . . . . . . . . . . . .  17
               7.2.  Opinion of Counsel for Midlands. . . . . . . . . .  17
               7.3.  Conduct of Business. . . . . . . . . . . . . . . .  18
               7.4.  Consents.  . . . . . . . . . . . . . . . . . . . .  18

               7.5.  Certificate. . . . . . . . . . . . . . . . . . . .  18
               7.6.  Limit on Dissent.  . . . . . . . . . . . . . . . .  18
               7.7.  Pooling of Interests.  . . . . . . . . . . . . . .  18
               7.8.  Affiliates' Letters. . . . . . . . . . . . . . . .  18
               7.9.  Due Diligence. . . . . . . . . . . . . . . . . . .  18

          SECTION VIII. CONDITIONS TO THE OBLIGATION OF MIDLANDS TO
               CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . .  18
               8.1.  Performance of Acts and Representations by CFC
                     and CFB.   . . . . . . . . . . . . . . . . . . . .  18
               8.2.  Opinion of Counsel for CFC.  . . . . . . . . . . .  18
               8.3.  Conduct of Business. . . . . . . . . . . . . . . .  19
               8.4.  Consents.  . . . . . . . . . . . . . . . . . . . .  19
               8.5.  Certificate. . . . . . . . . . . . . . . . . . . .  19
               8.6.  Tax Opinion. . . . . . . . . . . . . . . . . . . .  19
               8.7.  Fairness Opinion.  . . . . . . . . . . . . . . . .  19
               8.8.  Stockholder Approvals. . . . . . . . . . . . . . .  19

          SECTION IX.   TERMINATIONS  . . . . . . . . . . . . . . . . .  19
               9.1.  Termination. . . . . . . . . . . . . . . . . . . .  19
               9.2.  Effect of Termination. . . . . . . . . . . . . . .  20

          SECTION X.   INDEMNIFICATION  . . . . . . . . . . . . . . . .  20
               10.1.  Information for Application and Statements. . . .  20
               10.2.  Indemnification of Directors and Officers.  . . .  20

          SECTION XI.   MISCELLANEOUS . . . . . . . . . . . . . . . . .  20
               11.1.  Survival of Representations and Warranties. . . .  20
               11.2.  Entire Agreement. . . . . . . . . . . . . . . . .  21
               11.3.  Binding Agreement.  . . . . . . . . . . . . . . .  21
               11.4.  Notices.  . . . . . . . . . . . . . . . . . . . .  21
               11.5.  Counterparts. . . . . . . . . . . . . . . . . . .  21
               11.6.  Headings. . . . . . . . . . . . . . . . . . . . .  21
               11.7.  Law Governing.  . . . . . . . . . . . . . . . . .  21
               11.8.  Amendment.  . . . . . . . . . . . . . . . . . . .  21
               11.9.  Waiver. . . . . . . . . . . . . . . . . . . . . .  21



          APPENDICES

               Appendix A   Plan of Merger
               Appendix B   Form of Employment Contracts

               This REORGANIZATION AGREEMENT is entered into as of this 14th day of November, 1994, between Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, and Midlands National Bank ("Midlands"), a national banking association organized and existing under the laws of the United States of America.

               WHEREAS, CFC desires to acquire Midlands through the merger of Midlands with and into CFB (the "Merger");

               WHEREAS, the respective Boards of Directors of CFC, CFB and Midlands have approved such Merger pursuant to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Appendix A (the "Plan of Merger");

               WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

               NOW,  THEREFORE, in  consideration of  the premises  and the
          mutual   representations,   warranties   and  agreements   herein
          contained, CFC, CFB and Midlands hereby agree as follows:


          SECTION I.  DEFINITIONS

               1.1. Agreement. This Reorganization Agreement between CFC, CFB and Midlands, together with all schedules, exhibits and appendices attached hereto.
               1.2. Articles of Merger. The Articles of Merger to be executed by CFC, CFB and Midlands and in form appropriate for filing with the Secretary of State of South Carolina and the OCC, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
               1.3. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina, which term shall include, when the context permits, CFC and all CFC subsidiaries.
               1.4. CFC Common Stock. The common stock, par value $1.00 per share, of CFC.
               1.5. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
               1.6. Closing Date. The term Closing Date shall have the meaning ascribed to it in Section 2.2 hereof.
               1.7. Confidential Information. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.2 hereof and designated in writing as "Confidential Information", except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
               1.8.  Code.  The Internal Revenue Code of 1986, as amended.
               1.9. Merger. The merger of Midlands with and into CFB as more particularly set forth herein and in the Plan of Merger.
               1.10. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

              1.11. Effective Time. The date and time which the Merger becomes effective as more particularly set forth in Section 2.2 of the Plan of Merger.
               1.12. FDIC.  The Federal Deposit Insurance Corporation.
               1.13. Midlands Common Stock. The common stock, par value $5.00 per share, of Midlands.
               1.14. OCC.  The Office of Comptroller of the Currency.
               1.15. OTS.  The Office of Thrift Supervision.
               1.16. Plan of Merger. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
               1.17. Proxy Statement. The proxy statement included in the Registration Statement which shall be furnished to the Midlands stockholders in connection with the solicitation by the Midlands Board of Directors of proxies for the approval of this Agreement and the matters contemplated hereby.
               1.18. Registration Statement. The Registration Statement on Form S-4 to be filed with the SEC registering the CFC Common
          Stock to be issued to the Midlands shareholders in connection with the Merger.
               1.19. SEC.  The Securities and Exchange Commission.
               1.20.  Securities  Act.   The  Securities  Act of  1933,  as
          amended.
               1.21. State Board. The South Carolina State Board of Financial Institutions.
               1.22. Stockholder Approvals. This term shall mean, as the context may require, the written consent (duly authorized) of CFC to the Merger of Midlands with and into CFB and the approval by the requisite vote of the stockholders of Midlands at the Stockholders' Meeting of the Merger of Midlands with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.
               1.23. Stockholders' Meeting. The meeting of the stockholders of Midlands at which the Merger shall be voted upon.
               1.24. Surviving Corporation. The surviving corporation after consummation of the Merger, which shall be CFB.


          SECTION II.  THE MERGER

               2.1. General Provisions. Subject to the terms and conditions of this Agreement, including the Plan of Merger, at the Effective Time, Midlands shall be merged with and into CFB, which shall be the Surviving Corporation and remain a wholly-owned subsidiary of CFC. At the Effective Time, the separate corporate existence of Midlands shall cease. CFC and Midlands hereby agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger.
               2.2.    The  Closing.    The  Closing   of  the  transaction
          contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in
          Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by May 31, 1995, either party hereto shall have the right to terminate this Agreement.
               2.3. Consideration for the Merger. The manner of converting the shares of Midlands into shares of CFC shall be as set forth in Articles II and III of the Plan of Merger.
               2.4. Approval of Midlands Stockholders. CFC, CFB and Midlands shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to Midlands shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the necessary regulatory approvals.
               2.5. Tax Treatment. CFC and Midlands intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.

          SECTION III.  REPRESENTATIONS AND WARRANTIES OF MIDLANDS

               Midlands hereby represents and warrants to CFC the following matters on and as of the date of this Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by CFC, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of Midlands.
               3.1.  Organization,  Good-Standing and Conduct of  Business.
          Midlands is  a corporation, duly organized,  validly existing and in good standing under  the laws of the United States of America, and has full  power and authority and all  necessary governmental and regulatory  authorization to  own all  of its properties  and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Midlands makes such license or qualification necessary.
               3.2.   Corporate  Authority.   The  execution, delivery  and
          performance  of this Agreement  have been duly  authorized by the
          Board  of  Directors of  Midlands.   Other  than approval  of the
          Merger by the  shareholders of Midlands, no  other corporate acts or  proceedings on the part of Midlands are required or necessary to authorize this Agreement or the Merger.
               3.3.   Binding  Effect.   Subject to receipt  of Stockholder
          Approval and any required regulatory approvals, when executed, this Agreement will constitute a valid and legally binding
          obligation   of  Midlands,   enforceable   against  Midlands   in
          accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or  hereafter in  effect  relating to  creditors'  rights or  the
          relief  of  debtors  generally.   Each  document  and  instrument
          contemplated by this Agreement, when executed and delivered by Midlands in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Midlands and enforceable against Midlands in accordance with its terms, subject to the exceptions in the previous sentence.
               3.4.   Capitalization of  Midlands.  The  authorized capital
          stock of Midlands consists solely of (i) 10,000,000 authorized shares of common stock ($5.00 par value), of which 354,526 shares
          are  issued and outstanding.   All of the  issued and outstanding
          shares  of Midlands are validly issued and fully paid and, except as provided in 12 U.S.C.A. (section mark)55, nonassessable. Except for the items set forth on Schedule 3.4 attached hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Midlands, or pursuant to which Midlands is or may become
          obligated to issue any shares of its capital stock.   None of the
          shares  of   the  Midlands  Common   Stock  is  subject   to  any
          restrictions as to the transfer thereof, except as set forth in Midlands's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities
          laws.   Midlands  does  not  hold  10% of  any  class  of  equity
          securities of any other company or legal entity.
               3.5.    Absence of  Defaults.   Midlands  is not  in default
          under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Midlands is not in default under, or in violation of, any agreement to which Midlands is a party, the effect of which default or violation would have a material
          adverse  effect  on  Midlands   or  its  business  operations  or
          prospects. Midlands is not in violation of any applicable law, rule or regulation, the effect of which would have a material
          adverse  effect  on  Midlands   or  its  business  operations  or
          prospects.
               3.6.  Non-Contravention and Defaults; No Liens.  Neither the
          execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Midlands is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation,

          (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Midlands, or (iv) violate any provisions of Midlands's Articles of Incorporation or Bylaws. To the best of Midlands's knowledge, no other party to any material agreement to which Midlands is a party is in default thereunder or in breach of any provision thereof. To the best of Midlands's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
               3.7.    Necessary  Approvals.   Midlands  has  obtained  all
          certificates   of   authority,  licenses,   permits,  franchises,
          registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of Midlands. Further, there is no reasonable basis for any such
          expiration,   lapse,   revocation,   threat   of   revocation  or
          restriction.    Except  for   any  necessary  filings  with,  and
          approvals and authorizations of the OCC, the FDIC and the State Board, no consent, approval, authorization, registration, or
          filing  with  or  by   any  governmental  authority,  foreign  or
          domestic, is required on the part of Midlands in connection with the execution and delivery of this Agreement or the consummation by Midlands of the transactions contemplated hereby. Except for the agencies in the preceding sentence or as disclosed in
          Schedule 3.7 attached hereto, Midlands is not required to procure the approval of any person, firm, corporation, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of Midlands as a result of this Agreement.
               3.8.     Financial  Statements.     The   audited  financial
          statements of Midlands for each of the fiscal years 1991, 1992 and 1993, the unaudited financial statements of Midlands at and for the six month period ending June 30, 1994 and the unaudited monthly statements subsequent to June 30, 1994 (the "Midlands Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting
          principles  consistently  applied,  the  financial   position  of
          Midlands at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto. The books and records of Midlands have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Midlands.
               3.9.   Tax Returns.   Midlands files its  income tax returns
          and maintains its tax books and records on the basis of a taxable year ending December 31. Midlands has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and Midlands has duly paid all taxes with respect to the periods covered thereby and has
          established  adequate  reserves  in  accordance   with  generally
          accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof.
          Midlands  is  not  delinquent  in  the  payment  of  any   taxes,
          assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. Midlands does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Midlands does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Midlands which, if determined adversely, would result in the assertion of any deficiency.
               3.10.  Undisclosed Liabilities.   Except for the liabilities
          which are disclosed in the Midlands Financial Statements or as set forth on Schedule 3.10, Midlands has no material liabilities or material obligations of any nature, whether absolute, accrued,
          contingent or otherwise, and whether due or to become due. Since December 31, 1993, there has been (i) no material adverse change in the business or operations of Midlands, (ii) no incurrence by or subjection of Midlands to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Midlands not referred to in this Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Midlands Financial Statements at and for the periods subsequent to December 31, 1993.
               3.11. Title to Properties, Encumbrances. All real property and personal property owned by Midlands is set forth on Schedule
          3.11. Midlands has good and marketable title to all of the real property and personal property set forth on Schedule 3.11, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for current taxes not yet due and payable.
               3.12. Litigation. Except as set forth on Schedule 3.12, there are no claims, actions, suits or proceedings pending or threatened against Midlands, or to its knowledge affecting Midlands, at law or in equity, before or by any Federal, state,
          municipal,   administrative   or   other    court,   governmental
          department,   commission,   board,    or   agency,   an   adverse
          determination of which could have a material adverse effect on the business or operations of Midlands, and Midlands knows of no
          basis  for any  of  the  foregoing.   There  is  no order,  writ,
          injunction, or decree of any court, domestic or foreign, or any Federal agency affecting Midlands or to which Midlands is subject.
               3.13.  Reports.   Midlands  has duly  made  all reports  and
          filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material
          adverse  effect  on  the   business  or  financial  condition  of
          Midlands.
               3.14. Brokers. Midlands has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
               3.15.  Expenditures.   Schedule 3.15  sets forth  any single
          expenditure of $25,000 or more proposed to be made by Midlands after the date hereof and a summary of the terms and conditions
          pertaining  thereto.   At  least 20  business  days prior  to the
          Closing Date, Midlands will advise CFC of any changes to Schedule
          3.15  reflecting additions  or deletions  thereto since  the date hereof.
               3.16. Insurance. Attached hereto as Schedule 3.16 is a true and complete summary of the policies of fire, liability, life and other type of insurance held by Midlands, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount
          of  coverage.    Each such  policy  is  in  an amount  reasonably
          sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Midlands taking into account the availability and cost of such
          coverage.    All such  policies shall  remain  in full  force and
          effect for a period of at least 90 days following the Closing Date. There is no reason known to Midlands that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.
               3.17.  Contracts and  Commitments.   Schedule 3.17  attached
          hereto sets forth each contract or other commitment of Midlands which requires an aggregate payment by Midlands after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of the Midlands management materially affects
          the   business  of  Midlands.    Except  for  the  contracts  and
          commitments described  in  this  Agreement or  as  set  forth  in
          Schedule 3.17, Midlands is not party to or subject to:
                         1.     Any  contracts  or  commitments  which  are
               material to its business, operations or financial condition;
                         2.    Any   employment  contract  or  arrangement,
               whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 day's notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

                         3.   Any  plan or  contract or  other arrangement,
               oral or written, providing for insurance for any officer or employee or members of their families;
                         4.   Any  plan or  contract or  other arrangement,
               oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
                         5.    Any contract  or  agreement  with any  labor
               union;
                         6.   Any contract or agreement  with customers for
               the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
                         7.     Any  contract  restricting   Midlands  from
               carrying on its business anywhere in the United States;
                         8.  Any  instrument or  arrangement evidencing  or
               related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;
                         9.   Any joint venture contract  or arrangement or
               any other agreement involving a sharing of profits;
                         10. Any license agreement in which Midlands is the
               licensor or licensee;
                         11. Any material contract or agreement, not of the
               type covered by any of the other items of this Section 3.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to Midlands, or any successors or assigns prior to 30 days from the date hereof.
               3.18. Employee Benefit Plans.
                    (a)   Except  as described  on Schedule  3.18, Midlands
               does not sponsor or maintain and is not otherwise a party to or liable under, any plan, program, fund or arrangement (whether or not qualified for Federal income tax purposes, whether benefiting a single individual or multiple individuals, and whether funded or not) that is an "employee pension benefit plan", or an "employee welfare benefit plan", as such terms are defined in ERISA, or any incentive or other benefit arrangement for its employees, their dependents and beneficiaries.
                    (b)  Midlands has,  for all periods ending on  or prior
               to the date hereto, administered each employee welfare benefit plan described on Schedule 3.18 in material compliance with the reporting, disclosure and all other requirements applicable under ERISA, the Code or any other applicable law.
                    (c)  All amounts required to be accrued under generally
               accepted accounting principles applied consistently by Midlands under any incentive or other compensation plan have been accrued and are reflected in the balance sheet contained  in  the  December  31,  1993  Midlands  Financial
               Statements.
               3.19. Midlands Information. The written information with respect to Midlands, and its officers, directors, and affiliates supplied by Midlands to CFC for use in the Registration Statement which shall be used in soliciting approval of the Merger by shareholders of Midlands will not, on the date the Proxy Statement is first mailed to shareholders of Midlands or on the date of the Stockholders' Meeting, as amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to Midlands shareholders with respect to the Merger.
               3.20. Due Diligence. All information provided by Midlands in connection with the due diligence investigation by CFC was, at the time that such information was provided, fair, accurate and complete in all material respects. Midlands has not failed to provide or make available to CFC all material information regarding Midlands.

               3.21. Resale of CFC Common Stock. Midlands knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of Midlands Common Stock outstanding as of the Effective Time. For purposes of this representation, the number of shares of CFC Common Stock which would have been received by any dissenting shareholders of Midlands had they not dissented, and shares of Midlands Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of Midlands and then disposed of by shareholders of Midlands.


          SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB

               CFC and CFB hereby represent and warrant to Midlands the following matters on and as of the date of this Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by Midlands, such breach or inaccuracy must be materially adverse in the aggregate with respect to the businesses of CFC and CFB.
               4.1. Organization, Good-Standing and Conduct of Business. CFC and CFB are corporations, duly organized, validly existing and in good standing under the laws of the State of South Carolina, and have full power and authority and all necessary governmental and regulatory authorization to own all of their properties and assets and to carry on their business as they are presently being conducted, and are properly licensed, qualified and in good standing as foreign corporations in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC and CFB makes such license or qualification necessary.
               4.2. Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized by the Boards of Directors of CFC and CFB. No further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize this Agreement or the Merger.
               4.3. Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or the relief of debtors generally. Each document and instrument contemplated by this Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB and enforceable against CFC and/or CFB in accordance with its terms, subject to the exceptions in the previous sentence.
               4.4. Capitalization of CFC. The authorized capital stock of CFC consists solely of (i) 20,000,000 authorized shares of common stock ($1.00 par value), of which 4,523,784 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, of which 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993, 60,000 shares of Convertible
          Preferred Stock Series 1993B, and 920,000 shares of 7.32% Noncumulative Convertible Preferred Stock Series 1994, are outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock options to purchase shares of CFC Common Stock granted under employee benefit plans, (ii) the 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993, (iii) the 60,000 shares of Convertible Preferred Stock Series 1993B, and
          (iv) the 920,000 shares of 7.32% Noncumulative Convertible Pre-ferred Stock Series 1994, (v) the CFC Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, or (vi) as otherwise set forth on Schedule 4.4, there are no outstanding
          obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. None of the shares of the CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. The Common Stock to be issued in connection with this Agreement and the Merger will, when issued, be validly issued, fully paid and nonassessable and issued pursuant to an effective registration statement.
               4.5. Subsidiaries of CFC. CFC owns 100% of the issued and outstanding shares of CFB, Carolina First Savings Bank, F.S.B and Carolina First Mortgage Company. Other than CFC, no individual or entity has rights to acquire shares of CFB, Carolina First Savings Bank, F.S.B or Carolina First Mortgage Company. CFC does not hold 10% of any class of equity securities of any other company or legal entity other than CFB, Carolina First Savings Bank, F.S.B. and Carolina First Mortgage Company.
               4.6. Absence of Defaults. Neither CFC nor CFB is in default under, or in violation of any provision of their Articles of Incorporation or Bylaws. Neither CFC nor CFB is in default under, or in violation of, any agreement to which they are a party, the effect of which default or violation would have a material adverse effect on CFC or CFB or their business operations or prospects. Neither CFC nor CFB is in violation of any applicable law, rule or regulation the effect of which would have a material adverse effect on CFC or CFB or their business operations or prospects.
               4.7. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which CFC or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of CFC or CFB, or (iv) violate any provisions of CFC's or CFB's Articles of
          Incorporation or Bylaws. To the best of CFC's and CFB's knowledge, no other party to any material agreement to which CFC or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
               4.8. Necessary Approvals. CFC and CFB have obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by their terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of CFC or CFB. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or re-striction. Except for (i) any necessary filings with, and approvals and authorizations of the OCC, the FDIC and the State Board, and (ii) the filing with the SEC of the Registration Statement and filings with blue sky authorities, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC or CFB in connection with the execution and delivery of this Agreement or the consummation by CFC and CFB of the transactions contemplated hereby. Except for the agencies and other entities in the preceding sentence, neither CFC nor CFB is required to procure the approval of any person, firm, corpora-tion, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Agreement.

           4.9.    Financial  Statements.       The  audited  financial
          statements of CFC for each of the fiscal years 1991, 1992 and 1993, the unaudited financial statements of CFC at and for the six month period ending June 30, 1994 and the unaudited monthly statements subsequent to June 30, 1994 (the "CFC Financial Statements") all of which have been provided to Midlands, are true, correct and complete in all material respects and present
          fairly,   in  conformity   with  generally   accepted  accounting
          principles consistently applied, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
               4.10. Tax Returns.   CFC  files its income  tax returns  and
          maintains its tax books and records on the basis of a taxable year ending December 31. CFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and CFC has duly paid all taxes with respect to the periods covered thereby and has
          established  adequate  reserves   in  accordance  with  generally
          accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable in respect of the period
          subsequent to  the period ending after  the date hereof.   CFC is
          not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in
          good faith.   CFC does not have in effect  any waiver relating to
          any statute of  limitations for assessment of  taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth on Schedule 4.10, CFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of CFC which, if determined  adversely,  would  result  in the  assertion  of  any deficiency.
               4.11. Undisclosed Liabilities. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.11, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1993, there has been no material adverse change in the business or operations of CFC.
               4.12. Litigation. There are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental
          department,    commission,   board,   or   agency,   an   adverse
          determination of which could have a material adverse effect on the business or operations of CFC, and CFC knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal agency affecting CFC or to which CFC is subject, except for a dividend agreement between CFC and the OTS which regulates the payment of dividends from Carolina First Savings Bank, F.S.B. to CFC.
               4.13. Reports. CFC has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of CFC.
               4.14. CFC Information.  The written information with respect to CFC, and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or
          other  authorized  representatives)   specifically  for  use   in
          soliciting approval of the Merger by shareholders of Midlands, or which shall be contained in the Registration Statement, will not, on the date the  Proxy Statement is first mailed  to shareholders of Midlands or on the date of the Stockholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to  correct any statement in  any earlier communication
          to Midlands  stockholders  with  respect  to  the  Merger.    The
          Registration Statement will comply as to form with all applicable laws, including the provisions of the Securities Act.
               4.15.  Due Diligence.   All information  provided by  CFC in
          connection with the due  diligence investigation by Midlands was, at the  time that such  information was provided,  fair, accurate
          and complete in  all material respects.   CFC  has not failed  to
          provide or make available to Midlands all material information regarding CFC.


          SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING

               5.1.    Conduct of  Midlands  Pending Closing.    During the
          period commencing on the date hereof and continuing until the Closing Date, Midlands covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the  covenants given in this Section  5.1 must be material in the aggregate with respect to the business of Midlands before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement.
                    (a)  Midlands will  carry on  its business only  in the
               ordinary  course  in   substantially  the  same   manner  as
               heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date. Midlands shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights without the written consent of CFC, which consent shall not be unreasonably withheld.
                    (b)  Midlands   will   not   amend  its   Articles   of
               Incorporation or Bylaws as in effect on the date hereof.
                    (c) Midlands will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to CFC); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities (except that it may permit the exercise of existing warrants to purchase Midlands Common Stock which are currently exercisable); nor will it declare, set aside or pay any dividends (of any type)  or  make  any  other  change  in  its equity  capital
               structure;   provided,  however,  that   Midlands  shall  be
               permitted to pay in 1995 substantially the same regular cash dividend (on an aggregate and percentage of net income basis) to holders of the Midlands Common Stock as was paid in 1994.
                    (d) Midlands will promptly advise CFC orally and in writing of any change in the businesses of Midlands which is or may reasonably  be expected to  be materially adverse  to the business of Midlands.
                    (e)  Midlands  will   not  take,  agree  to   take,  or
               knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Midlands, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of Midlands contained herein to be or become untrue in any material respect.

                    (f)  Midlands  will  not  incur  any  indebtedness  for
               borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
                    (g)  Except for  expenses attendant  to the  Merger and
               current contractual obligations, Midlands will not incur any expense in an amount in excess of $25,000 after the execution of this Agreement without the prior written consent of CFC.
                    (h)  Midlands will not grant any executive officers any
               increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to
               CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
                    (i)  Midlands will  not acquire or agree  to acquire by
               merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
               5.2. Conduct of CFC Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that Midlands shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of CFC before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement.
                    (a)  CFC shall carry on  its business in  substantially
               the same manner as heretofore conducted.
                    (b)  CFC will  not amend its Articles  of Incorporation
               or Bylaws as in effect on the date hereof in any manner that will adversely affect the Midlands stockholders in any material respect.
                    (c)  Except for the issuance of stock (i) in connection
               with  the Convertible  Preferred Stock,  (ii)  in connection with the items set forth on Schedule 4.4, (iii) in connection with acquisitions (including, but not limited to, the acquisitions listed on Schedule 4.4), or (iv) in the ordinary course in accordance with past practice (such as employee stock grants or options), CFC will not authorize, create or issue any shares of capital stock.
                    (d)  CFC will  promptly advise  Midlands orally and  in
               writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.
                    (e)  CFC  will not  take, agree to  take, or  knowingly
               permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.


          SECTION VI.  COVENANTS OF THE PARTIES

               6.1. Access to Properties and Records. Between the date of this Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other
          authorized   representatives   reasonable   access    (with   due
          consideration being given to the fact that CFC is a company traded on the Nasdaq National Market, that CFC is acquiring all of Midlands and that Midlands will constitute only a small portion of CFC after the consummation of the transactions herein), during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to
          furnish to the other party  and its authorized   representatives
          such   financial,  technical   and operating  data and  other
          information   pertaining  to  their respective businesses,  as the
          parties shall from time to time reasonably request. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process,  or  in  the opinion  of  its counsel, by  other  requirements  of  law,  all Confidential Information
          and will not  disclose the same  to any person.   Confidential
          Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Agreement is terminated, each party hereto will promptly return all documents received by it from each other party
          containing  Confidential  Information.    The covenants  in this
          Section  6.1 shall  survive the  Closing Date forever.
               6.2. Regulatory Filings. The parties hereto will use their respective best efforts and cooperate with each other to obtain promptly all such regulatory approvals and to make such filings as, in the opinion of their respective counsels, may be necessary or advisable in connection with this transaction. CFC shall be responsible for all filings fees required in connection with such approvals or filings.
               6.3.   Registration  Statement/Proxy  Statement.   CFC shall
          file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Merger. Midlands shall file the Proxy Statement with the OCC and mail, at its expense, the Proxy Statement to its shareholders.
               6.4. Affiliates' Letters. Midlands shall deliver to CFC a letter identifying all persons who are, at the time the Merger is submitted to a vote of the shareholders of Midlands, "affiliates" of Midlands for purposes of Rule 145 of the General Rules and
          Regulations  under the Securities  Act.   Midlands shall  use its
          best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC, (a) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger in such a manner so as to destroy the tax-free status of the
          Merger or the qualification by the Merger as a pooling of interests transaction, and (b) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145.
               6.5.   Listing of  CFC Common  Stock.   CFC shall  cause the
          shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to Nasdaq as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.
               6.6.    Letters from  Accountants.   Prior  to the  date the
          Registration Statement is declared effective and prior to the Effective Time, Midlands will deliver to CFC letters from Donald
          G. Jones and Company, P.A. addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to Midlands letters from Elliott Davis & Co., addressed to Midlands and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to Midlands, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.
               6.7. Tax Treatment/Accounting Treatment. Midlands and CFC shall each take such acts within their power as may be reasonably
          necessary   to   cause  the   Merger   to   qualify  (i)   as   a
          "reorganization" within the meaning of Section 368(a) of the Code and (ii) as a "pooling of interests" under general accepted accounting practices, except to the extent such performance or failure would be prohibited by law. Such reasonable acts shall include, without limitation, the abstention from resales of CFC Common Stock received in connection herewith.
               6.8.  Expenses.   The parties  shall pay their own  fees and
          expenses (including legal and accounting fees) incurred in connection with this transaction.
               6.9. Material Events. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Section VI or
          Section VII of this Agreement.
               6.10.  Public Announcements.   At all times  until after the
          Closing Date, neither Midlands nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Agreement, without the express prior consent of the other party, except as may be required by law or the policies of NASDAQ.
               6.11.  Employment Contracts.   At  Closing, CFC  shall enter
          into employment contracts with David W. Bowers and E. Monte Bowers, which contracts shall be substantially in the form of those contracts attached hereto as Appendix B.


          SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE

               The obligation of CFC and CFB to consummate the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
               7.1.   Performance of Acts and  Representations by Midlands.
          Each of the acts and undertakings of Midlands  to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly authorized and duly performed, and each of the representations and  warranties of Midlands set forth in this Agreement shall be true on the Closing Date, except as to transactions contemplated by this Agreement.
               7.2. Opinion of Counsel for Midlands. Midlands shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that: (i) Midlands is duly organized, validly existing and in good standing under the laws of the United States of America; (ii) the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of Midlands's  Articles of Incorporation or Bylaws,
          (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which Midlands is a party, or by which it is bound, except as such  would not, in the aggregate, have a material adverse effect on the business or financial condition of Midlands, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which Midlands is subject; (iii) all of the shares of Midlands Common Stock are validly authorized and issued, fully paid and, except as provided in 12 U.S.C.A. (section mark)55, non-assessable; (iv) Midlands has the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to consummate the transactions contemplated herein; (v) Midlands has full corporate power and authority to enter into this Agreement, and this Agreement  has been duly authorized,  executed and delivered
          by  Midlands   and  constitutes  a  valid   and  legally  binding
          obligation of Midlands enforceable against Midlands in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights or debtors' obligations generally; (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against Midlands or other parties which would have a material adverse effect on Midlands's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.

               7.3. Conduct of Business. The business of Midlands shall have been conducted in the usual and customary manner, and there shall have been no material casualty or material adverse change in the business or financial condition of Midlands from the date hereof through the Closing Date.
               7.4. Consents. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome.
               7.5. Certificate. CFC shall have been furnished with such certificates of officers of Midlands and/or such certificates of Midlands stockholders, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this
          Section VII.
               7.6.  Limit on Dissent.   The holders of 10% or more of  the
          Midlands Common Stock outstanding at the time of the Stockholders' Meeting shall not have dissented to the Merger by demanding payment for fair value of their shares in the manner provided by 12 U.S.C.A. (section mark)214a.
               7.7. Pooling of Interests. CFC shall have received reasonable assurance from Elliott, Davis & Co. that the Merger will qualify for pooling of interests accounting treatment under general accepted accounting practices.
               7.8. Affiliates' Letters. CFC shall have received letters from all affiliates of Midlands as contemplated in Section 6.4 hereof.
               7.9. Due Diligence. CFC shall have completed a due diligence investigation of Midlands by a date not later than two weeks from the date hereof, the results of which shall be reasonably satisfactory to CFC.


          SECTION VIII. CONDITIONS TO THE OBLIGATION OF MIDLANDS TO CLOSE

               The  obligation of  Midlands to consummate  the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
               8.1.   Performance of  Acts and Representations  by CFC  and
          CFB.   Each of  the acts and  undertakings of CFC  and CFB  to be performed on or before the Closing Date pursuant to  the terms of
          this  Agreement   shall  have  been  duly   authorized  and  duly
          performed, and each of the representations and warranties of CFC and CFB set forth in this Agreement shall be true on the Closing Date, except as to transactions contemplated by this Agreement.
               8.2.  Opinion of Counsel for CFC.   CFC shall have furnished
          Midlands with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to Midlands and its counsel, to the effect that: (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation
          or   Bylaws,  (B)  violate  any  provision   of,  result  in  the
          termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of CFC, or (C) violate or conflict with any other re-striction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to consummate the transactions contemplated herein; (v) CFC and CFB have full corporate power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights or debtors' obligations generally; (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a material adverse effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.
               8.3.    Conduct  of Business.    There  shall  have been  no
          material casualty or material adverse change in the business or financial condition of CFC from the date hereof through the Closing Date.
               8.4.   Consents.   All  permits, orders, consents,  or other
          authorizations  necessary, in  the reasonable opinion  of counsel
          for   Midlands,   to  the   consummation   of   the  transactions
          contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of
          the  transactions   contemplated  hereby.     Approvals  of   all
          applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Midlands, renders the consummation of this transaction unduly burdensome.
               8.5.  Certificate.  Midlands shall  have been furnished with such certificates of officers of CFC, in form and substance reasonably satisfactory to Midlands, dated as of the Closing Date, certifying to such matters as Midlands may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
               8.6.  Tax Opinion.  Midlands shall have received from Wyche,
          Burgess,  Freeman  &  Parham,  P.A.  a  tax  opinion,  reasonably
          satisfactory   to  Midlands,   opining,  subject   to  reasonable
          qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under
          Section 368(a) of the Code.
               8.7.   Fairness Opinion.  The Board of Directors of Midlands
          shall  have   received  a  fairness  opinion   from  a  reputable
          investment banking firm, which opinion is reasonably acceptable to Midlands.
               8.8.    Stockholder  Approvals.   The  Stockholder Approvals
          shall have been obtained.


          SECTION IX.   TERMINATIONS

               9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:
                    (a)  by mutual consent of the parties;
                    (b) by either CFC or Midlands, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;
                    (c) by either CFC or Midlands if the other party has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must be material to the consolidated businesses of either CFC or Midlands and the breaching must be given notice of the failure to comply and a reasonable period of time to cure; or
                    (d)  by either CFC or Midlands as set forth in  Section
               2.2 hereof.

               9.2. Effect of Termination. In the event of termination of this Agreement by either CFC or Midlands as provided above, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of CFC or Midlands, or their respective officers or directors, except for intentional breach; provided, however, that in the event this Agreement is terminated, (i) any agreements between the two parties as to confidential information and (ii) the grant of the option to purchase 65,000 shares of Midlands common stock as set forth in that certain Letter of Intent between CFC and Midlands dated September 21, 1994, shall survive such termination.


          SECTION X.   INDEMNIFICATION

               10.1. Information for Application and Statements. Each of CFC and Midlands represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and Midlands so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and Midlands agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
               10.2. Indemnification of Directors and Officers. CFC shall ensure that all rights to indemnification and limitations of liability existing in favor of officers and directors of Midlands as provided in the charter documents and bylaws of Midlands arising from facts or events existing or occurring prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of not less than three years.


          SECTION XI.   MISCELLANEOUS

               11.1. Survival of Representations and Warranties. Except with respect to confidentiality provisions contained herein, the representations, warranties and covenants contained in this Agreement or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions contemplated hereby.  Notwithstanding  any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.
               11.2.   Entire  Agreement.   This  Agreement, including  any
          schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
               11.3.   Binding Agreement.   This Agreement shall be binding
          upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.
               11.4.   Notices.   Any  notice given  hereunder shall  be in
          writing  and   shall  be  deemed  delivered   and  received  upon
          reasonable proof  of receipt.   Unless written  designation of  a
          different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

               For CFC:       William S. Hummers III
                              Carolina First Corporation
                              102 South Main Street
                              Greenville, South Carolina  29601

               Copies to:        William P. Crawford, Jr.
                              Wyche, Burgess, Freeman & Parham, P.A.
                              Post Office Box 728
                              Greenville, South Carolina  29602

               For Midlands:     David W. Bowers
                              Midlands National Bank
                              Post Office Box 248
                              Prosperity, South Carolina  29127

               Copy to:       Robert C. Schwartz
                              Smith Gambrell & Russell
                              3343 Peachtree Road N.E., Suite 1800
                              Atlanta, Georgia  30326

               11.5. Counterparts. This Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
               11.6. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.
               11.7. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
               11.8. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
               11.9. Waiver. Any term, provision or condition of this Agreement (other than the required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                     END OF PAGE

               IN WITNESS WHEREOF, this Agreement has been duly entered as of the date first written above.


          Witnesses                        CAROLINA FIRST CORPORATION


                                       By:
                                           William S. Hummers III
                                           Executive Vice President


          Witnesses                        CAROLINA FIRST BANK


                                       By:
                                           Mack I. Whittle, Jr.
                                           Chairman



                                           MIDLANDS NATIONAL BANK

                                      By:
                                         David W. Bowers
                                         President and Chief Executive Officer

                                      APPENDIX A
                                    PLAN OF MERGER
                                          OF
                                MIDLANDS NATIONAL BANK
                                    WITH AND INTO
                                 CAROLINA FIRST BANK

               Pursuant to this Plan of Merger (this "Plan of Merger"), Midlands National Bank ("Midlands"), a national banking association existing under the laws of the United States of America, shall be acquired by Carolina First Corporation ("CFC"), a corporation existing under the laws of the State of South Carolina, by the merger of Midlands with and into Carolina First Bank ("CFB"), a banking corporation existing under the laws of the State of South Carolina and a wholly-owned subsidiary of CFC.


                               ARTICLE I.  DEFINITIONS

               The capitalized terms set forth below shall have the following meanings:
               1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFC, CFB and Midlands and in form appropriate for filing with the Secretary of State of South Carolina and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
               1.2. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.
               1.3. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of Midlands Common Stock, as calculated pursuant to Section 3.1 hereof.
               1.4. "Dissenting Stockholder" shall mean the holder of shares of Midlands Common Stock who has made a timely demand for payment of the fair value of his or her shares by the effective exercise of dissenters' rights in the manner provided in 12 U.S.C.A. (section mark)214a.
               1.5. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in
          Section 2.2 hereof.
               1.6. "Merger" shall mean the merger of Midlands with and into CFB as more particularly set forth herein and in the Reorganization Agreement.
               1.7. "Fair Market Value" shall mean, with respect to the CFC Common Stock for a particular day in question, the average of the high and low sale prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding four business days.
               1.8.   "OCC"  shall mean  the Office  of Comptroller  of the
          Currency.
               1.9. "Reorganization Agreement" shall mean the Agreement and Plan of Reorganization between CFC, CFB and Midlands, to which this Plan of Merger is attached as Appendix A.
               1.10. "Stockholder Approvals" shall mean, as the context may require, the written consent (duly authorized) of CFC to the merger of Midlands with and into CFB and the approval by the requisite vote of the stockholders of Midlands at the Stockholders' Meeting of the merger of Midlands with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.
               1.11. "Stockholders' Meeting" shall mean the meeting of the stockholders of Midlands at which the Merger shall be voted upon.
               1.12. "Surviving Corporation" shall mean CFB after consummation of the Merger.


                               ARTICLE II.  THE MERGER

               2.1. Merger. Subject to the terms and conditions set forth in the Reorganization Agreement, unless effectively waived as provided therein, and in accordance with all applicable laws, regulations and regulatory requirements, at the Effective Time, Midlands shall be merged with and into CFB. CFB shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of South Carolina.
               2.2. Effective Time. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina as applicable.
               2.3. Capitalization The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.
               2.4. Charter. The charter of CFB as in effect at the Effective Time shall be and remain the charter of the Surviving Corporation.
               2.5. Bylaws. The Bylaws of CFB, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
               2.6. Properties and Liabilities of Midlands and CFB. At the Effective Time, the separate existence and corporate organization of Midlands shall cease, and CFB shall thereupon and thereafter, to the extent consistent with its charter and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of Midlands without further act or deed.


                      ARTICLE III.  MANNER OF CONVERTING SHARES

               3.1. Midlands Common Stock. Each share of Midlands Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into such number of shares of CFC Common Stock as shall be equal to the quotient (rounded to the nearest 1/100th of a share) resulting from the division of (i) 225% of the September 30, 1994 tangible book value per share of Midlands Common Stock by (ii) the Fair Market Value per share of the CFC Common Stock on September 30, 1994.
               3.2. CFB Common Stock. None of the shares of CFB shall be converted in the Merger and the capitalization of CFB after the Merger shall remain unchanged.
               3.3. Treasury Shares. Any and all shares of Midlands Common Stock held as treasury shares by Midlands shall be cancelled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
               3.4. Fractional Shares. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the Midlands Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value of the CFC Common Stock on the last trading day immediately preceding the Effective Time.


                  ARTICLE IV.  EXCHANGE OF COMMON STOCK CERTIFICATES

               4.1. Issuance of CFC Certificates; Cash for Fractional Shares. After the Effective Time, each holder of shares of Midlands Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CFC or its transfer agent, and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger. The certificate or certificates of Midlands Common Stock so surrendered shall be duly endorsed as CFC or its transfer agent may require. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Midlands Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of CFC Common Stock to which such holder might be entitled.
               4.2. Authorized Withholdings. CFC shall not be obligated to deliver the consideration to which any former holder of Midlands Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Midlands Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or Midlands. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Midlands Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section
          4.1 above. However, upon surrender of the Midlands Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.
               4.3. Limited Rights of Former Midlands Stockholders. After the Effective Time, each outstanding certificate representing shares of Midlands Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholder of Midlands Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor as provided in this Plan of Merger.


                              ARTICLE V.  STOCK OPTIONS

               5.1. Options. At the Effective Time, all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of Midlands, shall, after the Effective Date, represent only the right to receive shares of CFC Common Stock as shall be equal to the quotient (rounded to the nearest 1/100th of a share) resulting from the division of (i) 225% of the September 30, 1994 tangible book value per share of Midlands Common Stock by (ii) the Fair Market Value per share of the CFC Common Stock on September 30, 1994.


                              ARTICLE VI.  MISCELLANEOUS

               6.1. Conditions  Precedent.  Consummation  of the  Merger is
          conditioned  upon  receipt  of  the Stockholder  Approvals.    In
          addition, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
               6.2. Rights of Dissenting Stockholders.  If  any stockholder of Midlands shall have filed with Midlands, prior to or at the meeting of stockholders of Midlands at which the Merger is submitted to a vote, written notice that he or she objects to the Merger as provided in 12 U.S.C.A. (section mark)214a, CFC, upon written notice from Midlands as to the identity of each such Dissenting Stockholder and of the number of shares of Midlands Common Stock held by such Dissenting Stockholder, shall not include in the certificate or certificates for the CFC Common Stock to be issued pursuant to Section 3.1, the number of shares of CFC Common Stock to which any such Dissenting Stockholder would have been entitled under said Section.  Each Dissenting Stockholder who, pursuant to
          12  U.S.C.A. (section mark) 214a, becomes entitled to payment of the fair value of his or her Midlands Common Stock shall receive payment therefor from CFC (but only after such value shall have been agreed upon or as finally determined as provided
          in 12 U.S.C.A (section mark)214a).   In the event that CFC  shall
          become obligated after the Effective Time to deliver shares of CFC Common Stock to any Dissenting Stockholder who shall have failed to perfect, or shall have effectively lost or abandoned, his or her right to appraisal of or payment for his or her shares of Midlands Common Stock, CFC shall issue and deliver for the benefit of such Dissenting Stockholder a certificate representing the shares of CFC Common Stock to which he or she is then entitled.
               6.3. Termination. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
               6.4. Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto; provided, however, that this Plan of Merger may not be amended after the Stockholders' Meeting except in accordance with applicable law.


               Dated as of this _____ day of _____________, 1995.

                               APPENDIX B AND SCHEDULES

          Appendix B and the Schedules are omitted. Such documents will be provided to the Commission upon request.

                                          27